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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated March 10, 2000, except for Note 11, as to which the date is July 27, 2000, with respect to the consolidated financial statements of Discovery Partners International, Inc. included in the Current Report on Form 8-K of Axys Pharmaceuticals, Inc. that is expected to be filed with the Securities and Exchange Commission on or about September 8, 2000.

                                       Ernst & Young, LLP

San Diego, California
September 8, 2000